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                                                                 CONFORMED COPY
EXHIBIT (10)(xxii)(e)
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                         AUCTION MARKET PREFERRED STOCK

                              INVESTMENT AGREEMENT

                          Dated as of February 7, 2002

                                  by and among


                                THE STANLEY WORKS



                                       and



                             STANLEY LOGISTICS, INC.



                               for the benefit of


                                   BNP PARIBAS



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                  This AUCTION MARKET PREFERRED STOCK INVESTMENT AGREEMENT (this
"AGREEMENT") is dated as of February 7, 2002 and is by and between THE STANLEY WORKS, a Connecticut corporation (the "PARENT") and STANLEY LOGISTICS, INC., a Delaware corporation (the "COMPANY"), and is made and entered into for the benefit of BNP PARIBAS, a societe anonyme organized and existing under the laws of France (the "INVESTOR").

                               W I T N E S S E T H
                               - - - - - - - - - -

                  WHEREAS, pursuant to an Auction Market Preferred Stock Subscription Agreement, dated as of February 4, 2002, between the Company and the Parent (the "SUBSCRIPTION AGREEMENT"), the Parent has agreed either to subscribe for, or to procure the purchase by another person or persons of, and the Company has agreed to issue, 11,445 shares of Auction Market Preferred Stock, par value $0.01 per share, of the Company (the "AMPS SHARES"), which shares are to be issued under the Certificate of Rights, Powers, Designations and Preferences, and the Qualifications, Limitations or Restrictions of the Auction Market Preferred Stock of the Company (the "CERTIFICATE OF DESIGNATIONS") at a subscription price per share equal to the Liquidation Preference (as defined below) of such shares (the "ISSUE PRICE");

                  WHEREAS, pursuant to the Auction Market Preferred Stock Procurement Agreement dated as of February 7, 2002 between the Parent and the Investor (the "PROCUREMENT AGREEMENT"), the Investor has agreed to subscribe for the AMPS Shares and pay the Issue Price to the Company; and

                  WHEREAS, the Parent has agreed to provide certain undertakings for the benefit of the Investor relating to the Company and the AMPS Shares;

                  NOW, THEREFORE, the parties, intending to be bound, hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  Terms not otherwise defined herein shall have the meanings set forth in Annex A to the Procurement Agreement (with terms defined in the singular having comparable meanings when used in the plural and vice-versa), unless the context otherwise requires.








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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE PARENT
                                 AND THE COMPANY

                  Each of the Parent and the Company represents and warrants on behalf of itself for the benefit of the Investor as of the date of this Agreement as follows and each of the Parent and the Company acknowledges that the Investor and its affiliates has relied on such representations and warranties in connection with the Investor's purchase of the AMPS Shares:

         Section 2.1 Organization. The Parent is a corporation, organized and existing under the laws of the State of Connecticut. The Company is a corporation organized and existing under the laws of the State of Delaware. Each of the Parent and the Company has the requisite corporate power and authority to enter into the Transaction Documents to which it is a party and to perform its obligations thereunder. The Parent represents and warrants that it owns all of the outstanding shares of the Common Stock of the Company. The Company represents and warrants that it is not licensed to conduct a banking business in any jurisdiction.

         Section 2.2 Authorization and Validity of Transaction Documents. The Transaction Documents to which it is a party have each been duly authorized, executed and delivered by it to the extent that it is a party thereto and (assuming that each Transaction Document to which it is a party is a valid and binding agreement of the other parties thereto, enforceable against such other parties in accordance with its terms) each constitutes a valid and binding agreement thereof enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

         Section 2.3 Non-Contravention. The execution, delivery and performance of the Transaction Documents by it to the extent that it is a party thereto does not and will not in any material respect (i) violate any provision of the organizational documents of such company, (ii) conflict with, result in a breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or lapse of time or both) of any right or obligation of such company under, any material agreement, license, permit or undertaking to which such company is a party or by which it is bound or to which any of its assets are subject, or result in the creation of any liens, charges, encumbrances, security interests, options, pledges, restrictions or any other claims or third party rights upon said assets, except as otherwise contemplated by the Transaction Documents or (iii) violate or result in a breach of or constitute a default under any judgment, order, injunction, decree, law, rule, regulation or other restriction of any court or governmental or monetary authority to which such company is subject, in cases of (i), (ii) and (iii) except for any violation, conflict, breach or default, or termination, cancellation or acceleration, or liens, charges, encumbrances, security interests, options, pledges, restrictions or claims or rights which would not have a material adverse effect on the financial condition or operations of the Parent or the Company and their respective subsidiaries taken as a whole or on the ability of the Parent or the Company to perform its obligations under the Transaction Documents.

         Section 2.4 Authorizations. There are no authorizations, approvals, consents or waivers required to have been obtained by it from, or notice or filing required to have been given by it to, or made by it with, any governmental or monetary authority or other person in connection with the



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execution and delivery of, and the performance by it of its obligations under, the Transaction Documents, except those which (a) have heretofore been, or will be timely, obtained, made, given or filed, (b) need to be obtained, made, given or filed by Investor or (c) may be required by the Republic of France or except where the failure of which to be obtained, made, given or filed, would not have a material adverse effect on the financial condition or operations of the Parent or the Company and their respective subsidiaries taken as a whole or on the ability of the Parent or the Company to perform their respective obligations under the Transaction Documents.

         Section 2.5 Solvency. It is solvent as of the date hereof and will not be rendered insolvent as a result of the issuance of the AMPS Shares or the execution of the Transaction Documents on the Closing Date. It has not commenced or approved the commencement of any proceedings for the liquidation, dissolution or winding up of the affairs of such company.

         Section 2.6 No Immunity. It is not entitled to the benefit of any defense of sovereign immunity in any action to enforce its obligations under any of the Transaction Documents.

         Section 2.7 No Litigation. To the best of its knowledge, no judicial, administrative or arbitral proceeding is pending or is threatened, as of the Closing Date against it which would have a material adverse effect on the legality or validity of the Transaction Documents to which it is a signatory or on its ability to perform its obligations under the Transactions Documents to which it is a party.

                                  ARTICLE III

                                    COVENANTS

         Section 3.1 Dividends. For so long as the Investor is the beneficial owner of any AMPS Shares, the Parent agrees for the benefit of the Investor that, subject to the Company's having sufficient current profits and retained earnings and in accordance with Article IVA of the Certificate of Designations, the Parent shall cause the declaration and payment by the Company of the full amount of Dividends when scheduled to be paid. For the avoidance of doubt, it is hereby confirmed that no dividend payment or any other payment by the Company with respect to any AMPS Shares benefits from or is otherwise entitled to a guarantee from any party, whether or not affiliated with the Company.

         Section 3.2 Notices; Financial Information. For so long as the Investor is the beneficial owner of any AMPS Shares, the Parent agrees for the benefit of the Investor as follows:

         (a) The Parent shall notify the Investor of any event or occurrence which could reasonably be expected to result in an Acceleration Event (other than pursuant to a Parent Adverse Law Change, an AMPS Adverse Law Change or any other change in law or regulatory provisions) immediately upon becoming aware of such event or occurrence and give full details thereof and of any action taken (or to be taken) as a result thereof.

         (b) The Parent shall make available to the Investor the annual and quarterly financial statements of the Parent by filing such financial statements with the Securities and Exchange Commission in accordance with United States securities laws, available to the public on the website www.sec.gov. Upon request by the Investor, the Company shall furnish to the Investor the annual and quarterly financial statements of the Company, certified by an officer of the Company as presenting fairly (under United

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States generally acceptable accounting principles) the financial condition of the Company as of the date thereof (subject, in the case of any such quarterly statements, to customary year-end adjustments), within 90 days of the end of each calendar year and 30 days of the end of each calendar quarter, respectively.

         (c) The Parent shall give the Investor not less than 30 days prior notice of a direct or indirect investment by the Company in any entity (regardless of the value of such investment) or the creation of any direct or indirect subsidiary (whether or not wholly owned) or branch or other similar establishment of the Company, together with such information requested by the Investor as is reasonably necessary for the Investor to determine whether the Investor can be taxed on the undistributed income or profits of the new investment, subsidiary, branch or similar establishment.

         Section 3.3 Auction Procedures. The Parent agrees for the benefit of the Investor as follows:

         (a) The Parent shall designate an Auction Agent and a Broker-Dealer on or prior to the date required by the Certificate of Designations in connection with each Auction.

         (b) The Parent shall provide a valid Bid for all of the AMPS Shares in the first Auction (including an Auction on an Accelerated Auction Date but this obligation shall extend to no subsequent Auctions). In the event that the Parent has failed to comply with this clause (b) and the Investor has not otherwise effected a sale of any of the AMPS Shares held by it pursuant to such Auction, the Parent shall pay to the Investor on demand, as liquidated damages, an amount equal to the Liquidation Preference of each such AMPS Share plus interest on such amount at the rate equal to Overnight LIBOR accruing daily from the date of such Auction to the date of payment of such amount, plus any costs of collection (including legal fees and expenses) incurred by the Investor in connection therewith, less the net proceeds received by the Investor as a result of a sale by the Investor of such AMPS Shares effected subsequent to such Auction Date, provided that any of such AMPS Shares not theretofore sold by the Investor shall be transferred to the Parent upon payment by the Parent to the Investor of the amounts required by this sentence.

         Section 3.4 Capitalization. For so long as the Investor is the beneficial owner of any AMPS Shares, the Parent shall (a) remain the holder of all of the Common Stock of the Company and (b) give the Investor not less than ten (10) Business Days prior written notice of any proposed change in the capitalization of the Company which would affect the percentage of (i) the aggregate number of shares or aggregate stated capital of the capital stock of the Corporation or (ii) the aggregate voting power of the holders of the capital stock of the Corporation, represented by the AMPS Shares held by the Investor, such that, in any case, such percentage held by the Investor is less than 5% or greater than or equal to 25%.

         Section 3.5 Authorizations. The Parent shall obtain all authorizations, approvals, consents or waivers required to be obtained by it from, or notice or filing required to be given by it to, or made by it with, any governmental or monetary authority or other person in connection with the performance of its obligations under the Transaction Documents, except those which need to be obtained, made, given or filed by Investor or may be required by the Republic of France or except those the failure of which to be obtained, made, given or filed would not have a material adverse effect on the financial condition or operations of the Parent or the Company and their respective subsidiaries taken as a whole or on the ability of the Parent or the Company to perform their respective obligations under the Transaction






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Documents.


                                   ARTICLE IV

                                 INDEMNIFICATION

         Section 4.1 Each of the Company and the Parent hereby agrees jointly and severally to indemnify, defend and hold harmless the Investor, without duplication of any other indemnification of Investor under the Transaction Documents or otherwise or reimbursement or benefit from any other source, against any increased cost of or loss of intended benefit, including without limitation, interest, penalties, fines, levies and other similar charges, and reasonable costs and expenses (including reasonable legal fees and expenses of counsel), net of any tax relief or benefit (collectively, "Losses"), imposed on, sustained, incurred or suffered by or asserted against Investor, as a result of any breach by the Company or the Parent of any covenant or agreement contained in Article III hereof or Article III of the Voting Agreement or as a result of any indemnification payment made in respect thereof, other than Losses (1) resulting from or arising out of negligence, bad faith or willful misconduct of Investor, (2) that constitute consequential damages or (3) without limiting the effect of Section 6.2 of the Note Purchase Agreement, arising with respect to the imposition of United States withholding taxes.

         Section 4.2 Duty to Mitigate Losses. Each of the Parent, the Company and Investor has an obligation to use reasonable best efforts to mitigate Losses subject to indemnification pursuant to this Article IV.

                                   ARTICLE V

                            MISCELLANEOUS PROVISIONS

         Section 5.1 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights granted herein, nor any of the other interests and obligations created hereunder, shall be assigned or delegated by any of the parties hereto without the prior express written consent of the other parties; provided, however, that the rights of the Investor under this Agreement shall be assignable by the Investor to a transferee of AMPS Shares transferred by the Investor in accordance with Section 5.1 of the Procurement Agreement.

         Section 5.2 Third Party Beneficiary. The Investor shall be a third party beneficiary of this Agreement with the right to enforce all covenants of the parties hereto which are made for the benefit of the Investor. No act or failure to act by the Parent or the Company in compliance with this Agreement or failure to perform any obligation, agreement or covenant under this Agreement shall relieve the parties hereto of their obligations and covenants hereunder which are made for the benefit of the Investor nor shall any such action or failure to act or perform prevent the Investor from enforcing all such obligations and covenants for its benefit.

         Section 5.3 No Modification or Termination. This Agreement shall not be modified


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or terminated prior to the initial Auction Date.

         Section 5.4 Governing Law. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

         Section 5.5 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH AND FOR ANY COUNTERCLAIM THEREIN. EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         Section 5.6 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

         Section 5.7 Notices. Any notice pursuant to the Transaction Documents shall be in writing signed by or on behalf of the party giving it and may be served by sending it by confirmed facsimile, personal delivery or overnight courier to the address of the other parties set forth below (or to such other address as any such other party shall have specified by not less than fifteen days prior notice given in accordance with this Section). Notice shall be received for purposes thereof:

               (1) in the case of personal delivery or overnight courier, on the day delivery at the address of the relevant party is confirmed by a signed receipt of such notice, or if such day is not a Business Day, on the first Business Day thereafter; and

               (2) in the case of a facsimile transmission, on the day a confirmation of receipt is received or, if such day is not a Business Day, on the first Business Day thereafter.

         To The Stanley Works:
         --------------------

         Address:          The Stanley Works
                           1000 Stanley Drive
                           New Britain, Connecticut  06053
                           USA

         Fax:              (860) 827-3911
         Attention:        David S. Winakor
                           Corporate Counsel
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         To the Company:
         --------------


         Address:          Stanley Logistics, Inc.
                           1000 Stanley Drive
                           New Britain, Connecticut  06053
                           USA

         Fax:              (860) 827-3911
         Attention:        David S. Winakor
                           Corporate Counsel


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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.


         THE STANLEY WORKS


         By: /s/ Craig Douglas
             -----------------
             Craig Douglas
             Vice President & Treasurer



         STANLEY LOGISTICS, INC.


         By: /s/ Kenneth O. Lewis
             --------------------
             Kenneth O. Lewis
             President